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                                                                   EXHIBIT 99.1

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ESCALADE INC. ACQUIRES MAJORITY INTEREST IN SCHLEICHER & CO. INTERNATIONAL AG

Evansville, Indiana, USA  / Markdorf, Germany (December 30, 2002).

Escalade, Inc. (NASDAQ: ESCA) and Schleicher & Co. International AG ( SLI ) announce that Martin Yale Industries, Inc. (Martin Yale), a wholly owned subsidiary of Escalade Inc., has acquired an additional 760,500 shares of the outstanding stock of Schleicher & Co. International AG (Schleicher). With this acquisition Martin Yale increased its total ownership to 1,467,334 shares at an average purchase price of 3.45 Euros ($3.60) per share. Martin Yale now owns 51.2% of the outstanding shares of Schleicher and has entered into agreements, which are subject to further conditions, for the acquisition of additional 340,000 shares. Under German law, Martin Yale is now required to make a tender offer for the remaining outstanding shares of Schleicher. Martin Yale will initiate this tender offer immediately and expects to complete it by the end of its first fiscal quarter in 2003.

Schleicher, headquartered in Markdorf, Germany, is a world leader in the manufacture and distribution of data shredders with subsidiaries in Austria, Czech Republic, China, England, France, India and the USA. The company is registered on the Frankfurt and Stuttgart stock exchanges in Germany trading under the symbol: SLI. Schleicher products are sold under the popular "intimus", " Taros", "Papermonster", and "Olympia" trademarks and include small personal shredders, a complete range of office shredders, high capacity industrial paper shredders, and high security shredders used by governmental agencies around the world. Schleicher also offers Automatic Paper Removal Systems for large office Buildings under the name of VacuShred. For the year ended March 31, 2002, Schleicher reported sales of 46.8 million Euros ($40.8 million) and a net loss of 412 thousand Euros ($359 thousand). For more information on Schleicher visit: www.schleicher.de

Martin Yale is a leading supplier of office products, business machines, and graphic arts equipment sold under the "Martin Yale", "Premier", "Master", and "Mead Hatcher" brand names. For more information on Martin Yale visit: www.martinyale.com.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide by better resellers.

For more information on Escalade, Inc., please contact John R. Wilson, Vice President and CFO at 812/467-1265 or C.W. (Bill) Reed, President and CEO at 260/563-0621.

For more Information on Schleicher please contact the Office of the President & CEO, Dr. E. Leopold Dieck at +49 (0) 7544-60150

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